BOB EVANS REPORTS FISCAL 2017 FIRST-QUARTER RESULTS AND RAISES FISCAL 2017 EPS GUIDANCE

▪	Q1 2017 net sales total $306.3 million; GAAP net income of $0.46 per diluted share, non-GAAP net income(1) of $0.48 per diluted share

▪
BEF Foods reports Q1 side-dish and sausage volume growth of 12.5 percent and 4.9 percent, respectively. Side-dish manufacturing facility expansion complete and ready to support continued volume gains, particularly in West Coast growth markets

▪
Bob Evans Restaurants’ Q1 same-store sales decline 4.3 percent, Q2-to-date same-store sales declines through August 29, moderate to -2.0 percent, following hospitality and food quality improvements. Comprehensive menu redesign launches system-wide September 1

▪	Company raises fiscal year 2017 diluted EPS guidance range to $2.00 to $2.17 on a GAAP basis, and $2.05 to $2.20 on a non-GAAP basis

▪	Quarterly dividend of $0.34 per share payable on September 19, 2016, to stockholders of record at the close of business on September 5, 2016

NEW ALBANY, Ohio - August 31, 2016 - Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced its financial results for the fiscal 2017 first quarter ended Friday, July 29, 2016. On a GAAP basis, the Company reported net income of $9.2 million, or $0.46 per diluted share, compared with net income of $4.3 million, or $0.19 per diluted share, in the corresponding period last year. On a non-GAAP basis, net income was $9.6 million, or $0.48 per diluted share, compared with net income of $11.7 million, or $0.51 per diluted share, in the corresponding period last year.

First-quarter fiscal 2017 commentary
President and Chief Executive Officer Saed Mohseni said, “BEF Foods began fiscal 2017 with continued strong volume growth during the first quarter. Additionally, BEF Foods achieved market share gains in both its key side-dish and sausage product categories. We have completed the expansion of our Lima, Ohio, refrigerated side-dish plant and are now gearing up to meet peak holiday production which begins during the back half of the second quarter. The Lima plant expansion provides the added production capacity that is critical to our ongoing efforts to gain additional points of distribution, particularly in West Coast growth markets.

“While Bob Evans Restaurant sales remained challenged during the first quarter, we are encouraged by the moderating sales trend that began in July and continued into the second quarter, with quarter-to-date same-store sales of -2.0 percent through August 29. We believe our efforts to enhance the guest experience through improved hospitality and food quality are gaining the attention of guests and improving our sales trend. Positive guest comments increased 24 percent during the first quarter, while negative comments declined substantially; a trend we believe will contribute to future sales improvements. Our focus during the second quarter will be the system-wide launch of our exciting new value-oriented, guest-friendly menu along with relentless attention to improving the guest experience.”

First-quarter fiscal 2017 Bob Evans Restaurants segment summary
Bob Evans Restaurants’ net sales were $220.4 million, a decline of $18.3 million, or 7.7 percent, compared to net sales of $238.7 million in the corresponding period last year. Same-store sales declined 4.3 percent with the balance of the net sales decline due to net restaurant closures during the past year. Five restaurants were closed and no new restaurants opened during the quarter. At the end of the quarter, the Company operated 522 restaurants.

Same-Store Sales (SSS) Restaurants	May	June	July	1Q FY ’17
521	-2.8%	-6.1%	-4.1%	-4.3%

Bob Evans Restaurants’ GAAP operating income was $11.6 million, compared to GAAP operating income of $9.8 million in the corresponding period last year.  Bob Evans Restaurants’ non-GAAP operating income was $12.1 million, compared to $20.3 million in the corresponding period last year, a decline of $8.2 million. The decline in non-GAAP operating income was due primarily to lower sales and incremental investment in labor hours to support efforts to improve guest hospitality along with increased hourly wage rates as a result of minimum wage increases, partially offset by lower commodity costs, reduced discounting, and lower healthcare costs. Additionally, the April 2016 sale-leaseback transaction of 143 restaurant properties reduced operating income by approximately $0.4 million due to a $2.7 million increase in rent, partially offset by a $2.3 decline in depreciation compared to the prior year period.

First-quarter fiscal 2017 BEF Foods segment summary
BEF Foods’ net sales were $85.9 million, an increase of $2.9 million, or 3.5 percent, compared to $83.0 million in the corresponding period last year. Pounds sold increased 6.4 percent while average net selling price per pound declined 2.7 percent compared to the corresponding period last year. The decline in average net selling price reflects an increased sales mix of lower-priced, although higher-margin, side-dish products relative to sausage, as well as reduced net sausage pricing through increased trade spending. From a net sales perspective, a 12.5 percent increase in side-dish pounds sold and a 4.9 percent increase in sausage pounds sold were partially offset by a $2.2 million increase in trade spending (reduces net sales), a 9.9 percent decline in food service pounds sold, and a 7.6 decline in frozen product pounds sold compared to the corresponding period last year.

BEF Foods’ GAAP and non-GAAP operating income was $15.4 million, compared to $15.9 million in the corresponding period last year, a decline of $0.5 million. The decline was due primarily to $2.1 million of increased sow cost, $2.2 million of increased trade spending, and a planned $1.2 million increase in advertising; largely offset by increased volume, favorable sales mix, and lower SG&A costs. Additionally, the October 2015 sale-leaseback transaction of two industrial properties reduced operating income by approximately $0.4 million due to a $1.0 million increase in rent, partially offset by a $0.6 decline in depreciation compared to the prior year period.

First-quarter fiscal 2017 Corporate and Other summary
Corporate and Other GAAP and non-GAAP operating costs were $13.3 million, compared to $17.4 million in the corresponding period last year, a decline of $4.1 million. The decline was due primarily to lower legal and professional fees and lower compensation costs; partially offset by increased depreciation and amortization resulting from technology-related capital expenditures.

First-quarter fiscal 2017 taxes - The Company’s provision for income taxes is based on a current estimate of the annual effective income tax rate adjusted to reflect the impact of discrete items. The Company recognized GAAP tax expense of 22.4 percent for the quarter, compared to 24.3 percent in the corresponding period last year. The decrease in the tax rate was driven primarily by the impact of yearly variances in the forecasted annual rate related to wage credits, the domestic productions activities deduction, and officers’ life insurance. For non-GAAP items, the tax rate was 22.6 percent, reflecting the Company’s annual non-GAAP estimated tax rate adjusted for the impact of first quarter discrete items.

First-quarter fiscal 2017 balance sheet highlights - The Company’s cash balance and outstanding debt at the end of the quarter were $4.4 million and $364.6 million, respectively, compared to $6.1 million and $491.1 million at the end of the corresponding period last year. The Company was in compliance with its debt covenants at the end of the quarter. The decrease in borrowings was primarily the result of the use of proceeds from recent real estate monetization transactions and operating cash flow to reduce debt, partially offset by share repurchases, capital expenditures, and dividend payments. On a pro-forma basis, assuming the 2016 sale-leaseback transactions occurred at the beginning of fiscal 2016, the Company’s quarter-end leverage ratio was 3.24.

Fiscal year 2017 outlook
Chief Administrative and Chief Financial Officer Mark Hood said, "We have adjusted our fiscal 2017 outlook to reflect underlying changes in certain of our assumptions and are increasing our GAAP diluted EPS guidance range to $2.00 to $2.17, from $1.95 to $2.12. Likewise, our non-GAAP diluted EPS guidance range has been raised to $2.05 to $2.20, from $2.00 to $2.15 previously.

“At Bob Evans Restaurants, we continue to expect full-year negative low-single digit to flat same-store sales and a neutral to slightly positive commodity cost environment. Additionally, we will continue to invest in improving the guest experience to drive sales. As for BEF Foods, we have lowered our sow cost forecast to reflect current expectations for the remainder of the fiscal year. At the corporate level, we have lowered our interest expense guidance to reflect a lower than anticipated interest rate environment this year and we will maintain our focus on lowering corporate and other costs required to support our businesses.”

Guidance Metric	FY '17
Consolidated net sales	$1.28 to $1.33 billion
Bob Evans Restaurants same-store sales	negative low-single digit to flat
Bob Evans Restaurants commodity pricing	approximately flat
BEF Foods net sales	$400 to $420 million
BEF Foods sow cost (per hundredweight)	$50-$53
Capital expenditures	$75 to $80 million
Depreciation and amortization	$71 to $75 million
Net interest expense	$10 to $12 million
Tax rate	23.5% to 24.5%
Diluted weighted-average share count	approximately 20 million shares
Remaining share repurchase authorization	$78.5 million
GAAP diluted earnings per share	$2.00 to $2.17
Non-GAAP diluted earnings per share	$2.05 to $2.20

This outlook is subject to a number of factors beyond the Company’s control, including the risk factors discussed in the Company’s fiscal 2016 Annual Report on Form 10‑K and its other subsequent filings with the Securities and Exchange Commission.

Investor Conference Call
The Company will host a conference call to discuss its first-quarter fiscal 2017 results at 8:30 a.m. (ET) on Wednesday, August 31, 2016. The dial-in number for the conference call is (855) 468-0551, access code 60710233. A replay will be available at (800) 585-8367, access code 60710233.

A simultaneous webcast will be available at http://investors.bobevans.com/events.cfm. The archived webcast will also be available on the Web site.

(1)Non-GAAP Financial Measures
The Company uses non-GAAP financial measures to monitor and evaluate the ongoing performance of the Company. The Company believes the additional measures are useful to investors for financial analysis. Excluding these items reflects operating results that are more indicative of the Company’s ongoing operating performance and improve comparability to prior periods. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Reconciliations to the applicable GAAP financial measures are included in the attached schedules.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 29, 2016, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Any strategic transaction with respect to our restaurant real estate remains subject to closing conditions and there can be no assurance of such a closing. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the first fiscal quarter (July 29, 2016), Bob Evans Restaurants owned and operated 522 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

Contact:
Scott C. Taggart
Vice President, Investor Relations
(614) 492-4954
BOBE-E
Source: Bob Evans Farms, Inc.

Bob Evans Farms, Inc.
Earnings Release Fact Sheet (unaudited)
First quarter Fiscal 2017, Three months ended July 29, 2016 compared to the corresponding period a year ago:

(in thousands, except per share amounts)			Basic EPS		Diluted EPS
	Three Months Ended		Three Months Ended		Three Months Ended
	July 29, 2016	July 24, 2015	July 29, 2016	July 24, 2015	July 29, 2016	July 24, 2015
Operating Income (Loss) as Reported
Bob Evans Restaurants	$11,602	$9,796
BEF Foods	15,387	15,851
Corporate and Other	(13,291)	(17,385)
Operating Income	13,698	8,262
Net interest expense	1,893	2,606
Income Before Income Taxes	11,805	5,656
Provision (benefit) for income taxes	2,643	1,376
Net Income as reported	9,162	4,280	$0.46	$0.19	$0.46	$0.19

Adjustments
Bob Evans Restaurants
Store closure costs	807	—
Litigation Reserves	(278)	10,500
	529	10,500
Total adjustments
Store closure costs	807	—
Litigation Reserves	(278)	10,500
	529	10,500
Non-GAAP operating income (loss)
Bob Evans Restaurants	12,131	20,296
BEF Foods	15,387	15,851
Corporate and Other	(13,291)	(17,385)
Total non-GAAP operating income	14,227	18,762
Adjustments to net interest expense	—	—
Non-GAAP net interest expense	1,893	2,606
Non-GAAP Income Before Taxes	12,334	16,156
Adjustments to income tax provision (benefit)	141	3,076
Non-GAAP Provision for Income Taxes	2,784	4,452
Non-GAAP Net Income	$9,550	$11,704	$0.48	$0.51	$0.48	$0.51

Weighted Average Shares Outstanding			19,792	22,733	19,964	22,881

First quarter Fiscal 2017, Three months ended July 29, 2016 compared to the corresponding period a year ago:

(in thousands)	Three Months Ended
	Consolidated Results				Bob Evans Restaurants
	July 29, 2016	% of Sales	July 24, 2015	% of Sales	July 29, 2016	% of Sales	July 24, 2015	% of Sales
Operating income as reported

Net Sales	$306,317		$321,713		$220,376		$238,669
Cost of sales	93,250	30.4%	96,322	29.9%	55,236	25.1%	61,469	25.8%
Operating wage and fringe benefit expenses	100,698	32.9%	104,959	32.6%	91,515	41.5%	95,465	40.0%
Other operating expenses	55,642	18.2%	51,589	16.0%	42,544	19.3%	39,935	16.7%
Selling, general and administrative expenses	25,455	8.3%	40,428	12.6%	8,404	3.8%	18,524	7.8%
Depreciation and amortization expense	17,574	5.7%	20,153	6.3%	11,075	5.0%	13,480	5.6%
Total as reported	13,698	4.5%	8,262	2.6%	11,602	5.3%	9,796	4.1%

Adjustments

Net Sales	—		—		—		—
Cost of sales	—		—		—		—
Operating wage and fringe benefit expenses	—		—		—		—
Other operating expenses	(340)		—		(340)		—
Selling, general and administrative expenses	(189)		(10,500)		(189)		(10,500)
Depreciation and amortization expense	—		—		—		—
Total Adjustments	529		10,500		529		10,500

Non-GAAP operating income

Net Sales	306,317		321,713		220,376		238,669
Cost of sales	93,250	30.4%	96,322	29.9%	55,236	25.1%	61,469	25.8%
Operating wage and fringe benefit expenses	100,698	32.9%	104,959	32.6%	91,515	41.5%	95,465	40.0%
Other operating expenses	55,302	18.1%	51,589	16.0%	42,204	19.2%	39,935	16.7%
Selling, general and administrative expenses	25,266	8.3%	29,928	9.4%	8,215	3.7%	8,024	3.4%
Depreciation and amortization expense	17,574	5.7%	20,153	6.3%	11,075	5.0%	13,480	5.6%
Total non-GAAP operating income	$14,227	4.6%	$18,762	5.8%	$12,131	5.5%	$20,296	8.5%

(in thousands)	Three Months Ended
	BEF Foods				Corporate and Other
	July 29, 2016	% of Sales	July 24, 2015	% of Sales	July 29, 2016	July 24, 2015
Operating income (loss) as reported

Net Sales	$85,941		$83,044		$—	$—
Cost of sales	38,014	44.2%	34,853	42.0%	—	—
Operating wage and fringe benefit expenses	9,184	10.7%	9,494	11.4%	—	—
Other operating expenses	13,098	15.2%	11,654	14.0%	—	—
Selling, general and administrative expenses	6,464	7.6%	6,795	8.2%	10,586	15,109
Depreciation and amortization expense	3,794	4.4%	4,397	5.3%	2,705	2,276
Total as Reported	15,387	17.9%	15,851	19.1%	(13,291)	(17,385)

Adjustments

Net Sales	—		—		—	—
Cost of sales	—		—		—	—
Operating wage and fringe benefit expenses	—		—		—	—
Other operating expenses	—		—		—	—
Selling, general and administrative expenses	—		—		—	—
Depreciation and amortization expense	—		—		—	—
Total adjustments	—		—		—	—

Non-GAAP operating income (loss)

Net Sales	85,941		83,044		—	—
Cost of sales	38,014	44.2%	34,853	42.0%	—	—
Operating wage and fringe benefit expenses	9,184	10.7%	9,494	11.4%	—	—
Other operating expenses	13,098	15.2%	11,654	14.0%	—	—
Selling, general and administrative expenses	6,464	7.6%	6,795	8.2%	10,586	15,109
Depreciation and amortization expense	3,794	4.4%	4,397	5.3%	2,705	2,276
Total non-GAAP operating income (loss)	$15,387	17.9%	$15,851	19.1%	$(13,291)	$(17,385)

(in thousands, except per share amounts)	Three Months Ended
	July 29, 2016	% of Sales	July 24, 2015	% of Sales
Net Sales	$306,317		$321,713
Cost of sales	93,250	30.4%	96,322	29.9%
Operating wage and fringe benefit expenses	100,698	32.9%	104,959	32.6%
Other operating expenses	55,642	18.2%	51,589	16.0%
Selling, general and administrative expenses	25,455	8.3%	40,428	12.6%
Depreciation and amortization expense	17,574	5.7%	20,153	6.3%
Operating Income	13,698	4.5%	8,262	2.6%
Net interest expense	1,893	0.6%	2,606	0.8%
Income Before Income Taxes	11,805	3.9%	5,656	1.8%
Provision (Benefit) for income taxes	2,643	0.9%	1,376	0.4%
Net Income	$9,162	3.0%	$4,280	1.3%
Earnings Per Share — Net Income
Basic	$0.46		$0.19
Diluted	$0.46		$0.19

Cash Dividends Paid Per Share	$0.34		$0.31

Weighted Average Shares Outstanding
Basic	19,792		22,733
Dilutive shares	172		148
Diluted	19,964		22,881

Shares outstanding at quarter end	19,764		22,352

Consolidated Balance Sheets

(in thousands, except par values)	July 29, 2016	April 29, 2016
Assets
Current Assets
Cash and equivalents	$4,402	$12,896
Accounts receivable, net	30,023	28,893
Inventories	25,843	24,997
Federal and state income taxes receivable	4,431	—
Prepaid expenses and other current assets	11,391	9,307
Current assets held for sale	30,539	31,644
Total Current Assets	106,629	107,737
Property, plant and equipment	1,276,861	1,263,413
Less accumulated depreciation	678,912	665,777
Net Property, Plant and Equipment	597,949	597,636
Other Assets
Deposits and other	4,449	4,622
Notes receivable	21,564	20,886
Rabbi trust assets	20,943	20,662
Goodwill and other intangible assets	19,790	19,829
Non-current deferred tax assets	28,818	29,002
Total Other Assets	95,564	95,001
Total Assets	$800,142	$800,374
Liabilities and Stockholders’ Equity
Current Liabilities
Current portion of long-term debt	$3,421	$3,419
Accounts payable	37,599	37,518
Accrued property, plant and equipment purchases	6,186	5,308
Accrued non-income taxes	14,433	15,696
Accrued wages and related liabilities	16,202	26,358
Self-insurance reserves	19,639	20,169
Deferred gift card revenue	12,793	14,147
Current taxes payable	589	9,473
Current reserve for uncertain tax provision	1,481	1,481
Other accrued expenses	26,225	31,988
Total Current Liabilities	138,568	165,557
Long-Term Liabilities
Deferred compensation	18,143	17,761
Reserve for uncertain tax positions	2,547	2,752
Deferred rent and other	6,153	5,851
Long-term deferred gain	55,571	56,371
Credit facility borrowings and other long-term debt	361,134	335,638
Total Long-Term Liabilities	443,548	418,373
Stockholders’ Equity
Common stock, $.01 par value; authorized 100,000 shares; issued 42,638 shares at July 29, 2016, and April 29, 2016	426	426
Capital in excess of par value	243,758	244,304
Retained earnings	834,676	832,323
Treasury stock, 22,874 shares at July 29, 2016, and 22,881 shares at April 29, 2016, at cost	(860,834)	(860,609)
Total Stockholders’ Equity	218,026	216,444
Total Liabilities and Stockholders' Equity	$800,142	$800,374

Consolidated Statements of Cash Flows

	Three Months Ended
	July 29, 2016	July 24, 2015
Operating activities:
Net income	$9,162	$4,280
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,574	20,153
Loss (Gain) on disposal of fixed assets	276	(701)
(Gain) Loss on rabbi trust assets	(281)	169
Loss (Gain) on deferred compensation	279	(138)
Share-based compensation	1,440	2,048
Accretion on long-term note receivable	(558)	(499)
Deferred income taxes	184	—
Amortization of deferred financing costs	406	418
Cash provided by (used for) assets and liabilities:
Accounts receivable	(1,130)	664
Inventories	(846)	(2,095)
Prepaid expenses and other current assets	(2,084)	(1,048)
Accounts payable	81	7,726
Federal and state income taxes	(13,520)	8,935
Accrued wages and related liabilities	(10,156)	(7,160)
Self-insurance	(530)	2,392
Accrued non-income taxes	(1,263)	562
Deferred revenue	(1,354)	(1,185)
Other assets and liabilities	(5,584)	5,624
Net cash (used in) provided by operating activities	(7,904)	40,145
Investing activities:
Purchase of property, plant and equipment	(18,985)	(12,264)
Proceeds from sale of property, plant and equipment	2,109	1,597
Deposits and other	(206)	(98)
Net cash used in investing activities	(17,082)	(10,765)
Financing activities:
Cash dividends paid	(6,724)	(7,028)
Gross proceeds from credit facility borrowings and other long-term debt	97,272	170,739
Gross repayments of credit facility borrowings and other long-term debt	(71,784)	(130,768)
Payments of debt issuance costs	—	(1,705)
Purchase of treasury stock	—	(60,564)
Proceeds from share-based compensation	—	165
Cash paid for taxes on share-based compensation	(640)	(617)
Excess tax benefits from share-based compensation	(1,632)	104
Net cash provided by (used in) financing activities	16,492	(29,674)
Net decrease in cash and equivalents	(8,494)	(294)
Cash and equivalents at the beginning of the period	12,896	6,358
Cash and equivalents at the end of the period	$4,402	$6,064

Bob Evans Restaurants same-store sales analysis (18-month core; 521 restaurants)

	Fiscal 2017			Fiscal 2016
	Total	Pricing / Mix	Transactions	Total	Pricing / Mix	Transactions
May	(2.8)%	1.2%	(4.0)%	(0.3)%	3.9%	(4.2)%
June	(6.1)%	1.2%	(7.3)%	(0.9)%	4.4%	(5.3)%
July	(4.1)%	1.1%	(5.2)%	0.3%	5.8%	(5.5)%
Q1	(4.3)%	1.2%	(5.5)%	(0.3)%	4.8%	(5.0)%

August				(1.3)%	3.3%	(4.6)%
September				(3.8)%	2.9%	(6.6)%
October				(4.4)%	1.5%	(5.8)%
Q2				(3.2)%	2.5%	(5.7)%

November				(3.2)%	2.5%	(5.6)%
December				(4.3)%	3.4%	(7.7)%
January				(3.4)%	3.1%	(6.5)%
Q3				(3.6)%	2.9%	(6.5)%

February				(1.1)%	0.9%	(2.0)%
March				(2.3)%	2.2%	(4.5)%
April				(4.9)%	1.4%	(6.3)%
Q4				(3.0)%	1.5%	(4.4)%

Fiscal Year	(4.3)%	1.2%	(5.5)%	(2.5)%	2.9%	(5.4)%
* Prior year data presentation reflects Company's current same-store sales methodology.

Bob Evans Restaurants same-store sales day part performance

First-quarter Fiscal 2017 SSS% Day Part Performance - Total Chain
Day Part	On-Premises	Off-Premises	Total
Breakfast	(2.0)%	5.8%	(1.2)%
Lunch	(3.6)%	(3.8)%	(3.6)%
Dinner	(8.6)%	(7.2)%	(8.4)%
Total	(4.5)%	(3.2)%	(4.3)%

Bob Evans Restaurants key restaurant sales data

Bob Evans Restaurants
Average annual store sales ($) - FY16	$1.7 million

Q1 FY2017 day part mix (%):
Breakfast	34%
Lunch	36%
Dinner	30%

Q1 FY2017 dine-in check average per guest ($):
Breakfast	$9.51
Lunch	$9.93
Dinner	$10.09

Q1 FY2017 dine-in check average per guest ($):	$9.82
Q1 FY2017 dine-in check average per ticket ($):	$19.23
Q1 FY2017 carry-out check average per ticket ($):	$16.59

BEF Foods total pounds sold, by category
Fiscal 2017
Category	Q1	Q2	Q3	Q4	YTD
Sides	51.4%				51.4%
Sausage	21.2%				21.2%
Food Service - External	11.6%				11.6%
Food Service - Intersegment	8.3%				8.3%
Frozen	3.9%				3.9%
Other	3.6%				3.6%

Fiscal 2016
Category	Q1	Q2	Q3	Q4	FY 2016
Sides	49.6%	50.7%	50.9%	51.4%	50.7%
Sausage	22.0%	22.3%	26.6%	21.7%	23.3%
Food Service - External	14.1%	12.5%	10.4%	11.4%	11.9%
Food Service - Intersegment	6.2%	6.6%	6.0%	8.1%	6.7%
Frozen	4.6%	4.5%	3.1%	3.9%	4.0%
Other	3.5%	3.4%	3.0%	3.5%	3.4%